CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit No. 10.7

CONFIDENTIAL

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is dated as of March 17, 2015 (the “Effective Date”) by and between NeuPharma, Inc., a Delaware corporation having its place of business at 1175 Chess Dr, Ste 206, Foster City, CA 94404 (“Licensor”), and Coronado Biosciences, Inc., a Delaware corporation with its place of business at 3 Columbus Circle, 15th Floor, New York, New York 10019 (“Coronado”). Coronado, on the one hand, and Licensor, on the other hand, shall each be referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS:

WHEREAS, Coronado is engaged in the research, development, manufacturing and commercialization of pharmaceutical products, and Coronado is interested in developing and commercializing products containing or comprising the Compounds; and

WHEREAS, Coronado desires to license from Licensor and Licensor wishes to license to Coronado, on an exclusive basis, the right to use, develop and commercialize Licensor Technology in Field and in the Territory.

NOW, THEREFORE, in consideration of the foregoing and of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1           “Affiliate” means a Person or entity that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of at least 50% of the voting stock of such entity, or by contract or otherwise. For purposes of this Agreement, TG Therapeutics, Inc. shall be deemed an Affiliate of Coronado and all of its other Affiliates.

1.2           “Calendar Quarter” means each three month period commencing January 1, April 1, July 1 or October 1, provided however that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the termination or expiration of this Agreement.

1.3           “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year, provided however that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same calendar year as the Effective Date, and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.4           “Change of Control” means any transaction in which a Party: (a) sells, conveys or otherwise disposes of all or substantially all of its property or business; or (b)(i) merges, consolidates with, or is acquired by any other Person; or (ii) effects any other transaction or series of related transactions, other than for capital raising purposes; in each case of subsection (i) or (ii), such that the stockholders of such Party immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of the surviving Person following the closing of such merger, consolidation, other transaction or series of related transactions. As used in this Section 1.4, “Person” means any corporation, firm, partnership or other legal entity.

1.5           “Combination Product” means a product (a) containing a Licensed Product together with one or more other active ingredients that have independent biologic or chemical activity when present alone, or (b) a Licensed Product together with one or more products, devices, pieces of equipment or components thereof, but sold for an integrated price (e.g., with the purchase of one product the customer gets a coupon for the other) or for a single price. For clarity, drug delivery vehicles and excipients shall not be deemed to be “active ingredients”.

1.6           “Commercialization” or “Commercialize” means any and all activities undertaken at any time for a particular Licensed Product and that relate to the manufacturing, marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Licensed Product, and interacting with Regulatory Authorities regarding the foregoing.

1.7           “Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a manner consistent with the efforts a Party devotes to research, development or marketing of a pharmaceutical product or products of similar market potential, profit potential or strategic value resulting from its own research efforts or for its own benefit, taking into account technical, regulatory and intellectual property factors, target product profiles, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the therapeutic or market niche, all based on conditions then prevailing, and subject to and in consideration of, in each case, the resources available to such Party and within such Party’s organization for such efforts, but in no event less than the high professional standards and level of efforts, resources and urgency applied by other pharmaceutical companies of similar size to their high-priority development candidates and pharmaceutical products of a similar stage of product life, safety, efficacy and commercial potential.

1.8           “Compounds” means (i) Licensor’s proprietary epidermal growth factor receptor (“EGFR”) inhibitor(s) and Bruton's tyrosine kinase (“BTK”) inhibitor(s) described on Schedule 1, (ii) any other salts, solvates, esters, metabolites, hydrates, intermediates, stereoisomers, polymorphs, and degradation products of the compounds described in clause (i), and (iii) any other inhibitor(s) primarily targeting EGFR or BTK newly discovered by Licensor within six months after Effective Date or under a sponsored research agreement with Coronado and any other salts, solvates, esters, metabolites, hydrates, intermediates, stereoisomers, polymorphs, and degradation products of such EGFR or BTK inhibitor(s).

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1.9           “Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.10          “Coronado Improvements” means any invention (i) developed by Coronado or its Affiliates’ as a result of its exercise of the licenses granted to Coronado and its Affiliates pursuant to Section 2.1; and (ii) that, if used without a license under the Valid Claims of Licensor Patents, the making, using or selling of such invention would infringe one or more of the Valid Claims of Licensor Patents. Notwithstanding the foregoing, Coronado Improvements excludes any such inventions first owned, licensed, or otherwise Controlled by any Acquiring Entity prior to the date of the transaction by which such Acquiring Entity first became an Acquiring Entity, or any inventions conceived or reduced to practice by or on behalf of the Acquiring Entity following the date of such transaction by employees or agents of the Acquiring Entity who do not have access to the Licensor Know-How or Licensor’s Confidential Information. “Acquiring Entity” means (a) any entity that acquires all or substantially all of the stock, assets (or all or substantially all of the assets or business thereof related, in either case, to this Agreement), and (b) any Affiliate of such an entity.

1.11         “Coronado Technology” means all Patent Rights Controlled by Coronado or its Affiliates outside the Territory covering Coronado Improvements. Notwithstanding the foregoing, Coronado Technology excludes any Patent Rights first owned, licensed, or otherwise Controlled by any Acquiring Entity prior to or following the date of the transaction by which such Acquiring Entity first became an Acquiring Entity.

1.12          “Covered” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent Right; provided that infringement of any Valid Claim of a pending patent application shall be determined as if such Valid Claim were issued or granted.

1.13         “Development” or “Develop” means, with respect to a Licensed Product, the performance of all non-clinical, preclinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), clinical trials, manufacturing, regulatory activities that are required to obtain and maintain Regulatory Approval of such Licensed Product.

1.14         “EMA” means the European Medicines Agency or any successor agency.

1.15         “European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

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1.16         “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.17         “Field” means all uses of the Licensed Products.

1.18         “First Commercial Sale” means, with respect to a Licensed Product in any country, the first commercial transfer or disposition for value of such Licensed Product in such country to a Third Party by Coronado, an Affiliate of Coronado or a Sublicensee after Regulatory Approval therefor has been obtained in such country.

1.19         “GAAP” means United States generally accepted accounting principles.

1.20         “Generic Product” refers to any pharmaceutical product that is introduced in the applicable country by an entity other than Coronado or its Affiliates or Sublicensees, which contains the same or equivalent (by FDA or other Regulatory Authority standards, on a country-by-country basis) active pharmaceutical ingredient(s) as contained in a Licensed Product sold by Coronado or its Affiliate or Sublicensee in such country, including any such pharmaceutical product that is AB-rated or determined to be bioequivalent to a Licensed Product by the FDA or is otherwise substitutable for a Licensed Product or is similarly rated by other Regulatory Authorities outside the United States, on a country-by-country basis. For the avoidance of doubt, a Generic Product will not necessarily infringe a Licensor Patent.

1.21         “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.22         “Know-How” means any scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including, without limitation, discoveries, inventions, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, software, works of authorship, plans, concepts, ideas, biological and other materials, reagents, specifications, formulations, formulae, data (including, but not limited to, pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, the FDA or other Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or pending patent application. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, moral, trade-secret, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

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1.23         “IND” shall mean any Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 C.F.R. §321 before the commencement of clinical trials of a Licensed Product, or any comparable filings with any Regulatory Authority in any other jurisdiction.

1.24         “Indication” shall mean a generally acknowledged disease, disorder or condition, a significant manifestation of a disease, disorder or condition, or a symptom associated with a disease, disorder or condition for which use of a Licensed Product is indicated, as would be identified in the Licensed Product’s label under applicable regulations of a Regulatory Authority. For example, first line Lung cancer would be one indication and relapsed or refractory Lung cancer would be considered another indication if conducted in two studies for the purpose of including both patient populations as indications in the Licensed Products label.

1.25         “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.26         “Licensed Product” means any product, that contains or comprises, in part or in whole, a Compound (alone or with one or more other active ingredients), in any dosage form, formulation, presentation or package configuration.

1.27         “Licensor Know-How” means any and all Know-How that (a) is Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term and (b) pertains directly and particularly to the Compounds and (c) is from time to time expressly identified in writing by Licensor to Coronado as constituting Licensor Know-How. The Licensor Know-How shall include, but not be limited to, the Know-How listed on Schedule 2 hereto. For clarity, any and all Know-How which Licensor determines, in its reasonable discretion, not to so expressly identify as being within the definition of Licensor Know-How shall not constitute Licensor Know-How.

1.28         “Licensor Patents” means all Patent Rights that are Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term and that Cover the Compound or a Licensed Product or their manufacture or use. The Licensor Patents shall include, but not be limited to, all Patent Rights set forth on Schedule 3 hereto.

1.29         “Licensor Technology” means the Licensor Patents and the Licensor Know-How.

1.30         “Licensor Territory” means Asia except for Japan, India and Russia.

1.31          “Major Market” means any of the (a) United States, (b) the European Union (either in its entirety or including at least one Major Market EU Country, as determined by Coronado in its sole discretion), or (c) Japan.

1.32         “Major Market EU Country” means any of France, Germany and the United Kingdom.

1.33         “NDA” means a New Drug Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 314.3 et seq., and any equivalent application submitted in any country, including a European Marketing Authorization Application, together, in each case, with all additions, deletions or supplements thereto.

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1.34          “Net Sales” means the gross amount invoiced or otherwise charged by Coronado, its Affiliates and Sublicensees (“Selling Party”) to Third Parties in arm’s length transactions for sales of a Licensed Product, less:

(a)	Normal and customary trade, quantity, cash and discounts and credits allowed and taken;

(b)	Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances given and taken which effectively reduce the net selling price (other than such which have already diminished the gross amount invoiced such as those outlined in Section 1.34(a) above), including, without limitation, Medicaid rebates, institutional rebates or volume discounts;

(c)	Product returns and allowances granted to such Third Party;

(d)	Administrative fees paid to group purchasing organizations (e.g., Medicare) and government-mandated rebates;

(e)	Shipping, handling, freight, postage, insurance and transportation charges, but all only to the extent included as a separate line item in the gross amount invoiced;

(f)	Any tax, tariff or duties imposed on the production, sale, delivery or use of the Licensed Product, including, without limitation, sales, use, excise or value added taxes and customs and duties, but all only to the extent included as a separate line item (e.g., “taxes”) in the gross amount invoiced; and

(g)	Bad debt actually written off during the accounting period, as reported by the Selling Party in accordance with GAAP, applied on a consistent basis (provided, that any bad debt write-off so taken which is later reversed shall be added back to Net Sales in the accounting period in which the reversal occurs

Licensed Products are considered “sold” when billed out or invoiced or, in the event such Licensed Products are not billed out or invoiced, when the consideration for sale of the Products is received. If a sale, transfer or other disposition with respect to Licensed Products involves consideration other than cash or is not at arm’s length, then the Net Sales from such sale, transfer or other disposition shall be calculated from the average selling price for such Licensed Product during the calendar quarter in the country where such sale, transfer or disposition took place. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) Licensed Products used by Coronado, its Affiliates, or Sublicensees for their internal use, (ii) the distribution of promotional samples of Licensed Products provided free of charge, (iii) Licensed Products provided for clinical trials or research, development, or evaluation purposes, or (iv) sales of Licensed Products among Coronado and its Sublicensees and their respective Affiliates for resale.

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Net Sales of any Combination Product shall be determined on a country-by-country basis as follows:  the Net Sales of the Combination Product (prior to application of the following adjustment) shall be multiplied by the fraction A/(A+B), where A is the net selling price in such country of a Licensed Product without the additional active ingredient in the Combination Product, if sold separately for the same dosage as contained in the Combination Product, and B is the net selling price in such country of any other active ingredients in the combination if sold separately for the same dosage (or form) as contained in the Combination Product.  All net selling prices of the elements of such Combination Product shall be calculated as the average net selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated.  In the event that, in any country, no separate sale of either such above-designated Licensed Product (containing only such Licensed Product and no other active ingredients) or any one or more of the active ingredients included in such Combination Product are made during the accounting period in which the sale was made or if the net selling price for an active ingredient cannot be determined for an accounting period, Net Sales for purposes of determining payments under this Agreement shall be calculated by multiplying the sales price of the Combination Product by the fraction C/(C+D) where C is the standard fully-absorbed manufacturing cost of the Licensed Product portion of the combination, and D is the standard fully-absorbed manufacturing cost of the other active ingredients or components included in the Combination Product, as determined by Coronado using its standard accounting procedures consistently applied.  In the event that the standard fully-absorbed manufacturing cost of the Licensed Product and/or the other active ingredients or components included in such Combination Product cannot be determined or agreed upon by the Parties, Net Sales allocable to the Licensed Product in each such country shall be determined in accordance with Section 11.7 below, on a country-by-country basis, considering all relevant factors (including variations in potency, the relative contribution of each active ingredient in the combination, and relative value to the end user of each active ingredient).

1.35         “Non-Royalty Income” means the gross consideration received by Coronado and/or its Affiliates from a Sublicensee or an assignee (who is not an Affiliate) in consideration of the grant of a sublicense under the Licensed Patents or an assignment of this Agreement. This consideration includes without limitation license, option, distribution or license maintenance fees, assignment fees and bonus or milestone payments as well as debt forgiveness and the like actually received by Coronado, directly or indirectly, from a Sublicensee or assignee (who is not an Affiliate), but excludes amounts received as a royalty on Net Sales for which Licensor receives an earned royalty under Section 5.4 and excludes the purchase of equity securities.

1.36          “Paragraph IV Certification” means a certification pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, which shall include but not be limited to any such certification pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 21 U.S.C. §355(j)(2)(A)(vii)(IV), or any reasonably similar or equivalent certification or notice in the United States or any jurisdiction outside the United States, included in (or made with respect to or in connection with) a regulatory filing concerning a Licensed Product and challenging the validity, infringement, or enforceability of any Licensor Patent.

1.37         “Patent Right” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.38         “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

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1.39         “Phase I Trial” means a clinical trial of a Licensed Product in human patients conducted primarily for the purpose of determining the safety, tolerability and preliminary activity of the Licensed Product, including, without limitation, for determining the maximum tolerated dose, or optimal dose. For purposes of this Agreement, a Phase I trial shall specifically exclude a study in healthy volunteers.

1.40         “Phase II Trial” means a clinical trial of a Licensed Product in human patients commenced after identifying the maximum tolerated dose, or a lower dose if it is determined to be the optimal dose by Coronado, conducted primarily for the purpose of obtaining sufficient information about the Licensed Product’s safety and efficacy to permit the design of a Phase III Trial.

1.41         “Phase III Trial” means a clinical trial of a Licensed Product in human patients, which trial is designed (a) to establish that the Licensed Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; (c) to be, either by itself or together with one or more other clinical trials having a comparable design and size, the pivotal human clinical trial in support of an application for Regulatory Approval or label expansion of the Licensed Product, and (d) consistent with 21 CFR § 312.21(c) (as hereafter modified or amended), or with respect to a jurisdiction other than the United States, a similar clinical study).

1.42         “Product Milestone Events” means the first, second, third, fourth, fifth, sixth and seventh milestone events specified in Section 5.2.

1.43         “Regulatory Authority” means (a) the FDA, (b) the EMA or the European Commission, or (c) any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.

1.44         “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, necessary for the Development, manufacture, use, storage, import, transport and Commercialization of a given Licensed Product in a particular country or jurisdiction. For the avoidance of doubt, Regulatory Approval outside of the United States shall include any pricing or marketing approval needed prior to the sale of a Licensed Product in the Field.

1.45         “Regulatory Filing” shall mean any filing or application with any Regulatory Authority, including INDs and NDAs with respect to a Licensed Product.

1.46          “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period from the First Commercial Sale of a given Licensed Product in such country until the later of (a) expiry of the last-to-expire Licensor Patent containing a Valid Claim to the Compound in such country; or (b) the 10th anniversary of the First Commercial Sale of such Licensed Product in such country. In a country where no Licensor Patent containing a Valid Claim with respect to the Compound has ever existed nor ever exists, the Royalty Term means on a product-by-product and country-by-country basis, the period from the First Commercial Sale of such product in such country until the 10th anniversary of such First Commercial Sale of such product in such country.

1.47         “Sales Milestone Events” means the eighth and ninth milestone events specified in Section 5.2.

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1.48         “Shares” means shares of Coronado’s common stock, par value $0.001 per share, as constituted on the Effective Date; the meaning of such term shall be adjusted appropriately to reflect the occurrence of any stock split, reverse stock split, recapitalization, reorganization or other such event.

1.49         “Sublicensee” means a Person, other than an Affiliate of Coronado, to which Coronado (or its Affiliate) has, pursuant to Section 2.2, granted sublicense rights under any of the license rights granted under Section 2.1. “Sublicense” shall be construed accordingly.

1.50         “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.51         “Territory” means worldwide, excluding the Licensor Territory.

1.52         “Third Party” means any Person other than Licensor, Coronado or Affiliates of either of them, or any Sublicensees.

1.53         “Third Party Action” means any claim or action made by a Third Party against a Party that claims that a Licensed Product, or its use, Development, manufacture or sale infringes such Third Party’s intellectual property rights in the Territory.

1.54          “United States” or “US” means the United States of America and its territories and possessions.

1.55         “Upfront Fee” means US$500,000.

1.56         “Upfront Shares” means [___________] Shares.

1.57         “Valid Claim” means a claim of any pending patent application or any issued, unexpired United States or granted foreign patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular product or service through reissue, disclaimer or otherwise, provided that if a particular claim has not issued within five (5) years of its initial filing, it shall not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued or granted Patent, notwithstanding the foregoing definition.

1.58         The definition of each of the following terms is set forth in the section of the Agreement indicated below:

“Action” has the meaning set forth in Section 6.5(b).

“Claim” has the meaning set forth in Section 9.1.

“Confidential Information” has the meaning set forth in Section 7.1.

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“Controlling Party” has the meaning set forth in Section 6.5(c).

“Disclosing Party” has the meaning set forth in Section 7.1.

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Licensor Indemnitees” has the meaning set forth in Section 9.1.

“Notice” has the meaning set forth in Section 7.6.

“Receiving Party” has the meaning set forth in Section 7.1.

“Term” has the meaning set forth in Section 10.1.

“Coronado Indemnitees” has the meaning set forth in Section 9.2.

ARTICLE II
LICENSES AND OTHER RIGHTS

2.1           Grant of License to Coronado. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Coronado and its Affiliates, and Coronado and its Affiliates hereby accept, an exclusive (even as to Licensor), royalty-bearing right and license (with the right to sublicense through multiple tiers of sublicense in accordance with the provisions of Section 2.2) under the Licensor Technology to research, Develop, have Developed, manufacture, have manufactured, use, import and Commercialize and have Commercialized the Licensed Products in and for the Field and Territory.

2.2           Grant of Sublicenses by Coronado. Coronado shall have the right, in its sole discretion, to grant Sublicenses, in whole or in part, under the license granted in Section 2.1; provided, however, that the granting by Coronado of a Sublicense shall not relieve Coronado of any of its obligations hereunder; and provided, Coronado shall procure that each of its Sublicensees complies with all relevant terms, restrictions and limitations in this Agreement. Notwithstanding the foregoing sentence, it is not required that a Sublicense include provisions for the Sublicensee to pay Royalties or make milestone payments directly to Licensor or to provide royalty reports directly to Licensor. Coronado shall be and remain fully responsible for the compliance by Sublicensees with the terms and conditions of this Agreement applicable to such Sublicensees. Notwithstanding the foregoing, Coronado and its Affiliates shall not have the right to grant a Sublicense to any entity engaged in the development of compounds or drugs targeting EGFR mutants (including T790+) except that Coronado may grant Sublicense to entities developing drugs targeting Her2 and also antibodies, bi-specific antibodies and/or CAR-Ts directed at EGFR mutants, without Licensor’s prior written consent.

2.3           Grantback License. Coronado hereby grants to Licensor and its Affiliates, and Licensor and its Affiliates hereby accept, a non-exclusive, royalty-free, right and license (with the right to sublicense through multiple tiers of sublicense as set forth below) under the Coronado Technology to research, Develop, have Developed, manufacture, have manufactured, use, import and Commercialize and have Commercialized the Licensed Products outside the Territory, Licensor shall have the right to grant sublicenses under the foregoing license but only if such sublicense is pursuant to a written sublicense agreement, executed by the sublicensee and Licensor, with terms and conditions (i) consistent with the terms and conditions of this Section 2.3 and (ii) that prohibit the practice of subject matter Covered by the Coronado Technology in the Territory or with respect to products other than the Licensed Products. Licensor shall be responsible for the compliance by sublicensees with the terms and conditions of this Section 2.3 and such sublicense agreements.

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2.4           Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Licensor to Coronado are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the US Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the US Bankruptcy Code. The Parties agree that Coronado, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the US Bankruptcy Code.

2.5           Technology Transfer. As soon as reasonably practicable after the Effective Date, but in no event later than thirty (30) days following the Effective Date, Licensor will provide to Coronado a copy of Licensor Know-How set forth on Schedule 2 in Licensor’s Control.

ARTICLE III
DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION

3.1           Diligence by Coronado. Coronado shall use Commercially Reasonable Efforts to Develop and to Commercialize at least one Licensed Product in and for the Field in at least one Major Market. Without limiting the foregoing, Coronado shall use commercially reasonable efforts to achieve the development milestones on or before the applicable dates indicated below with respect to a Licensed Product in the Field and in the Territory:

Development Milestone	Date
*	* after the Effective Date
*	* after the Effective Date
*	* after the Effective Date
*	* after the Effective Date

3.2           The timelines set forth above are merely for guidance purposes and shall not be binding. In the event that Coronado anticipates that it may not achieve the Development Milestone by the Date listed above, it shall promptly notify Licensor and provided revised timelines with an explanation of the reason for the delay.

* Confidential material redacted and filed separately with the Commission.

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3.3           Responsibility and Authority for Development. Coronado shall have the exclusive right, and sole responsibility and decision-making authority, to research and Develop any Licensed Products in and for the Field and the Territory and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all clinical trials and non-clinical studies Coronado believes appropriate to obtain Regulatory Approval for Licensed Products in and for the Field and the Territory.

3.4           Commercialization. Coronado shall have the exclusive right, and sole responsibility and decision-making authority, to Commercialize any Licensed Products in and for the Field and the Territory itself or through one or more Sublicensees or other Third Parties selected by Coronado and shall have the sole decision-making authority and responsibility in all matters relating to the Commercialization of Licensed Products.

3.5           Manufacturing. Coronado shall have the exclusive right, and sole responsibility and decision-making authority, to manufacture, at the clinical and/or commercial stage, any Licensed Product in and for the Field and the Territory itself or through one or more Sublicensees selected by Coronado.

3.6           Reporting; Cooperation. (a) The Parties shall, at least once each Calendar Quarter, provide to each other an update report regarding the progress of all research and Development efforts toward Licensed Products and regarding the progress of Commercialization of Licensed Products in their respective Territories. (b) The Parties shall use Commercially Reasonable Efforts to coordinate pre-clinical, non-clinical and CMC development activities to avoid duplication of effort and resources. The cost of any joint programs agreed by the Parties in writing will be borne *% by Coronado and *% by Licensor, unless otherwise agreed. Notwithstanding the foregoing, for specific items which are solely usable in one or the other Territories then the cost for such cost item will be borne solely by the Party for whose Territory the item is required. For clarity, if Coronado purchases any starting materials or Compounds from Licensor, the price of any such materials shall not be allocated. Additionally, the Parties agree to negotiate in good-faith a sponsored research agreement to explore the development of back-up Compounds as well as differentiated Compounds that optimize certain attributes (e.g. more selective for Bruton's tyrosine kinase (BTK) or devoid of Janus kinase 3 (JAK3) or similar adjustments to the attributes of a Compound).

3.7           Costs and Expenses. As between Licensor and Coronado, Coronado shall be solely responsible for all costs and expenses related to Development, manufacture and Commercialization of the Licensed Products in and for the Territory, including without limitation costs and expenses associated with all preclinical activities and clinical trials, and all regulatory filings and proceedings relating to Licensed Product.

ARTICLE IV
REGULATORY MATTERS

4.1           Regulatory Filings. As between Coronado and Licensor, Coronado (or its applicable Affiliate) shall own and maintain all regulatory filings made in the Territory and the Field after the Effective Date for Licensed Products and all Regulatory Approvals in the Territory and the Field for Licensed Products. Coronado shall be responsible, at its expense, for filing, obtaining and maintaining Regulatory Approvals for the Development and Commercialization of each Licensed Product in the Territory, including any such IND, NDA, as well as pricing or reimbursement approvals in the Territory. Coronado shall also obtain any export approvals required by the FDA to import or export the Licensed Product to any country within the Territory. All such filings will be in the name of Coronado, except where otherwise required by local law.

* Confidential material redacted and filed separately with the Commission.

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4.2           Communications with Authorities. Coronado (or one of its Affiliates or Sublicensees) shall be responsible for and act as the sole point of contact for communications with Regulatory Authorities in connection with the Development, Commercialization, and manufacturing of Licensed Products in the Territory in the Field. At the request of Coronado, Licensor shall make available to Coronado, at no more than a reasonable charge, a qualified representative who shall, together with the representatives of Coronado, participate in and contribute to meetings with the Regulatory Authorities in the Territory with respect to regulatory matters relating solely to the Licensor Technology.

4.3           Exchange of Data and Know-How. During the Term, upon reasonable request by Licensor in writing to Coronado, Coronado shall provide to Licensor any Coronado Know-How required for the purpose of Development and Commercialization of the Compound and Licensed Products outside the Territory. During the Term, upon reasonable request by Coronado in writing to Licensor, Licensor shall provide to Coronado any Licensor Know-How required for the purpose of Development and Commercialization of the Compound and Licensed Products in the Territory.

4.4           Sharing of Regulatory Filings. Each Party shall permit the other to access, and shall provide the other Party with sufficient rights to reference and use such Party’s, its Affiliates’ and, to the extent it has the right to do so, its Sublicensees’ Know-How, Regulatory Filings as are necessary for the Development and Commercialization of Licensed Products in each Parties respective Territory.

4.5           Clinical Safety Reporting; Pharmacovigilance. The Parties agree that Coroando shall be responsible for the establishment of the global safety database for the Licensed Products in the Territory and the monitoring of all clinical experiences and submission of all required reports throughout clinical Development and Commercialization of the Licensed Products in the Territory, and that Licensor shall have primary responsibility for the monitoring of all clinical experiences and submission of all required reports concerning the Licensed Products outside the Territory.  In each Party’s respective territory, such Party will be obligated, as part of their monitoring of all clinical experiences, to obtain follow-up information on any incomplete safety reports generated throughout the non-clinical and clinical Development and Commercialization of the Licensed Products.   The Parties hereby agree to report to each other all Adverse Events and/or Serious Adverse Events with respect to the Licensed Products (whether occurring in any clinical trial conducted with regard to the Licensed Products or in connection with the commercialization of the Licensed Products in any country), within timeframes consistent with its reporting obligations under applicable Laws and in any event, if either Party is actively conducting a clinical trial under its own IND or commercializing the Licensed Products, then the other Party shall report such events no later than three (3) business days for Serious Adverse Event, and quarterly for Adverse Events, which report shall, in each case, include the circumstances and nature of such Serious Adverse Event or Adverse Event as required for reporting under applicable Laws.  In addition, to the extent requested by either Party, the other Party shall promptly provide to the requesting Party any other information or materials that the requesting Party may require to provide to any Regulatory Authority with respect to any such Adverse Event or Serious Adverse Event.  All disclosures made under this Section 4.5 shall be deemed Confidential Information of the disclosing Party; provided, that, the Party receiving such disclosures may, upon written notice to the disclosing Party, report the occurrence, circumstances and nature of such Adverse Event and/or Serious Adverse Event to any Regulatory Authority solely insofar as such reporting is required to comply with applicable Laws. For purposes of this section: “Adverse Event” means any untoward medical occurrence in a human clinical trial subject or in a patient who is administered a Compound or Product, whether or not considered related to the Compound or Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease associated with the use of a Compound or Product, as defined more fully in 21 CFR §312.32; and “Serious Adverse Event” means any untoward medical occurrence that, at any dose, results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, or is a congenital anomaly/birth defect, as more full defined in 21 CFR § 312.32.

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ARTICLE V
Financial Provisions

5.1           Upfront Fee and Upfront Shares. Coronado becomes obligated on the Effective Date to pay Licensor the Upfront Fee and the Upfront Shares in partial consideration of the rights granted to Company under this Agreement. Coronado shall pay the Upfront Fee on the Effective Date. Coronado shall deliver to Licensor a stock certificate representing the Upfront Shares on the Effective Date or within five business days thereafter. Such stock certificate shall be unlegended except for a standard securities-law restrictive legend. Notwithstanding the foregoing, in lieu of the Upfront Shares, Coronado may pay US$500,000 in cash. The Upfront Fee and Upfront Shares shall be non-refundable.

5.2           Commercial Milestone Payments. As further partial consideration for Licensor’s grant of the rights and licenses to Coronado hereunder, Coronado shall pay to Licensor the following one-time, non-refundable milestone payments (a) with regard to each Licensed Product (or, in the case of Milestone Events 8 and 9, combination of Licensed Products) to achieve the respective Product Milestone Event, as follows: (i) for any Licensed Product (including RX518) primarily targeting EGFR, for each of the first three Indications (up to two solid tumor Indications and up to one hematologic cancer Indication) for which a Licensed Product achieves the respective Product Milestone Event, and (ii) for any Licensed Product primarily targeting BTK, for each of the first three Indications for which a Licensed Product achieves the respective Product Milestone Event, and (b) upon achievement of each respective Sales Milestone Event by Coronado, Sublicensees or their respective Affiliates. Coronado shall promptly, but in no event later than 30 days following Coronado or its Affiliate’s receipt of actual knowledge of each achievement of a milestone event, notify Licensor in writing of the achievement of such milestone event and shall pay the relevant milestone payment within 30 days thereafter. All milestone and other Article V payments shall be paid in cash.

Milestone Event	Milestone Payment	Total Milestone Payments (if achieved with three Indications)
1. *	$*	*
2. *	$* (per Indication)	$*
3. *	$* (per Indication)	$*
4. *	$* (per Indication)	$*
5. *	$* (per Indication)	$*
6. *	$* (per Indication)	$*
7. *	$* (per Indication)	$*
8. *	$*	*
9. *	$*	*

* Confidential material redacted and filed separately with the Commission.

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For avoidance of doubt: it is possible that the first three Indications to achieve a particular milestone event might not be identical with the first three Indications to achieve a different particular milestone event; this non-identity would not affect the validity of the three-time milestone event achievement for either of the milestone events. Additionally, where milestone payments above are based on Indications, and for the Licensed Product primarily targeting EGFR (including RX518), the milestone will only be achieved on the first two solid tumor Indications and on the first hematologic cancer Indication.

5.3           Deemed Achievement of Commercial Milestones. Upon achievement of any respective Product Milestone Event with regard to a particular Indication, all “prior” milestone events shall be deemed to be thereby achieved as to such Indication; and if the milestone payment for any such “prior” milestone events so deemed to be thereby achieved has not previously been paid, it shall thereupon also be paid, forthwith (unless the deemed-achieved milestone event has already been achieved and paid for (i) two times for solid tumors or one time for hematologic cancers for any Licensed Product primarily targeting EGFR (including RX518); or (ii) three times for any Licensed Product primarily targeting BTK).

5.4           Royalty Payments for Licensed Product.

(a)          With respect to Net Sales of all Licensed Products: As further consideration for Licensor’s grant of the rights and licenses to Coronado hereunder, Coronado shall pay to Licensor a royalty on aggregate annual Net Sales of all such Licensed Products by Coronado and its Affiliates and Sublicensees (but excluding Net Sales of a given Licensed Product after its applicable Royalty Term), at the percentage rates set forth below:

Annual Net Sales of Licensed Products per Calendar Year (US Dollars)	Incremental Royalty Rate
For that portion of aggregate annual Net Sales of all Licensed Products that is less than or equal to US$*	*%
For that portion of aggregate annual Net Sales of all Licensed Products that is greater than US$* and less than or equal to US$*	*%
For that portion of aggregate annual Net Sales of all Licensed Products that is greater than US$*	*%

* Confidential material redacted and filed separately with the Commission.

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(b)          On a Licensed Product-by-Licensed Product and country-by-country basis, upon expiration of the Royalty Term for a Licensed Product in a country, the rights, licenses and sublicenses granted to Coronado hereunder with respect to such Licensed Product in such country shall continue in effect but become fully paid-up, royalty-free, transferable (to the extent not transferable previously), perpetual and irrevocable. For clarity, Coronado shall remain responsible for any milestone payments set forth in Section 5.2.

(c)          If (a) a Licensed Product is Covered by a claim of any patent(s) or patent application(s) owned, licensed, or controlled by a Third Party in any country of the Territory, and Coronado, an Affiliate thereof, or any Sublicensee licenses such patent(s) or patent application(s) or (b) Coronado, an Affiliate thereof, or any Sublicensee reasonably determines that it is necessary or advisable to obtain a license to any patent(s) or patent application(s) owned, licensed, or controlled by a Third Party in order to minimize, mitigate, or avoid the risk of infringement-related litigation with respect to the manufacture, use, Commercialization or Development of a Licensed Product in any country of the Territory, then Coronado shall be entitled to deduct * percent (*%) of the consideration paid to any such Third Party for any such rights in a particular country (such consideration, “Third Party Royalties”) from any payments due Licensor under Section 5.4 of this Agreement, provided that such amounts payable shall not be reduced, with respect to any Calendar Quarter, below * percent (*%) of the amounts otherwise due Licensor with respect to such Calendar Quarter without such offset (with any amount of any such consideration not used to reduced payments due Licensor hereunder as a result of such limit remaining available for deduction from amounts due Licensor in future Calendar Quarter, subject to such * percent (*%) limit in each Calendar Quarter).

(d)          Generic Competition. On a country-by-country basis and Licensed Product-by-Licensed Product basis, if (a) a Generic Product is sold in any country by any person or entity other than Coronado or any of its Affiliates or Sublicensees prior to the tenth (10th) anniversary of the First Commercial Sale of the applicable Licensed Product in such country, and (b) sales of such Generic Product are greater than * percent (*%) of total sales in a Calendar Quarter by volume of all combined sales of such Licensed Product and Generic Product in such country in such Calendar Quarter, Coronado shall pay royalties on such Licensed Product in such country during the Royalty Term for such Product in such country in each Calendar Quarter as follows:

(i)          at * percent (*%) of the royalty rates set forth in Section 5.4(a) if sales of the Generic Product are less than or equal to * percent (*%) of total sales in a Calendar Quarter by volume of all combined sales of such Licensed Product and Generic Product in such country in such Calendar Quarter; and

(ii)         at * percent (*%) of the royalty rates set forth in Section 5.4(a) if sales of the Generic Product are greater than * percent (*%) and less than or equal to * percent (*%) of total sales in a Calendar Quarter by volume of all combined sales of such Licensed Product and Generic Product in such country in such Calendar Quarter; and

(iii)        * shall be payable under Section 5.4(a) with respect to such Licensed Product in such country if sales of the Generic Product are greater than * percent (*%) of total quarterly sales by volume of all sales of such Licensed Product in such country in such Calendar Quarter irrespective of the Royalty Term being unexpired.

* Confidential material redacted and filed separately with the Commission.

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For purposes of this Section 5.4(d), the amount of sales of Licensed Products shall be ascertained by reputable published marketing data for such country (e.g. by reference to Standard Units data collected by IMS) or as otherwise mutually agreed (such agreement to not be unreasonably withheld).

5.5           Non-Royalty Income. Coronado will pay Licensor the following percentage of all Non-Royalty Income received by Coronado:

(a) *% of Non-Royalty Income received prior to commencement of a Phase II Trial for a Licensed Product;

(b) *% of Non-Royalty Income received after commencement of a Phase II Trial and prior to commencing a Phase 3 Trial for a Licensed Product;

Any Non-Royalty Income payments made by Coronado to Licensor under this provision shall be first netted against milestone payments already made to Licensor under Section 5.2 and then fully creditable against any future milestone payments owed by Coronado to Licensor under Section 5.2 when the same may become due.

5.6           Timing of Payment. Payments in the nature of royalties payable under Section 5.4 shall be payable on actual Net Sales and shall accrue at the time provided therefor by US GAAP. Payments in the nature of royalty obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within 60 days after the end of each Calendar Quarter during which the payment in the nature of royalties obligation accrued.

5.7           Royalty Reports and Records Retention. Within 60 days after the end of each Calendar Quarter during which Licensed Products have been sold, Coronado shall deliver to Licensor, together with the applicable royalty/payment in the nature of royalties payment due, a written report, on a Licensed Product-by-Licensed Product and country-by-country basis, of (a) gross invoiced (or otherwise charged) amounts of sales, by Coronado and its Affiliates and Sublicensees, of Licensed Products subject to royalty payments for such Calendar Quarter, (b) amounts deducted by category (following the definition of Net Sales) from such gross invoiced amounts to calculate Net Sales, (c) Net Sales subject to royalty or royalty/payment in the nature of royalties payments for such Calendar Quarter and Calendar Year to date and (d) the corresponding royalty or royalty/payment in the nature of royalties. Such report shall be deemed “Confidential Information” of Coronado subject to the obligations of Article VII of this Agreement. For three years after each sale of a Licensed Product (whether Covered or not), Coronado shall keep (and shall ensure that its Affiliates and Sublicensees shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty or royalty/payment in the nature of royalties calculations hereunder.

5.8           Audits.

(a)          From the First Commercial Sale (of the first Licensed Product to have a First Commercial Sale) until one Calendar Year after the conclusion of the final Royalty Term, upon the written request of Licensor, and not more than once in each Calendar Year , Coronado shall permit, shall cause its Affiliates and Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Licensor (who has not been engaged by Licensor to provide services in any other capacity at any time during the three-year period before such selection), to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of Coronado and its Affiliates or Sublicensees to verify the accuracy of the royalty and payment in the nature of royalties reports and payments under this Article V. Such review may cover: (i) the records for sales made in any Calendar Year ending not more than three years before the date of such request, and (ii) only those periods that have not been subject to a prior audit.

* Confidential material redacted and filed separately with the Commission.

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(b)          If such accounting firm concludes that additional royalties and/or royalties/payment in the nature of royalties were owed during such period, Coronado shall pay the additional royalties and/or royalties/payment in the nature of royalties within 15 days after the date such public accounting firm delivers to Coronado such accounting firm’s written report. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or at Coronado’s request, shall be reimbursed to Coronado within 30 days after the date such public accounting firm delivers such report to Coronado. If Coronado disagrees with such calculation, Coronado may contest such calculation in writing – at which point the parties will work in good faith to submit the matter to a mediator for resolution in accordance with Section 11.7. Licensor shall pay for the cost of any audit by Licensor, unless Coronado has underpaid Licensor by 5% or more for a specific royalty period, in which case Coronado shall pay for the reasonable costs of audit.

(c)          Each Party shall treat all information that it receives under this Section 5.7 in accordance with the confidentiality provisions of Article VII of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for a Party to enforce its rights under the Agreement.

5.9           Mode of Payment and Currency. All payments to Licensor under this Agreement, whether or not in respect of Net Sales or milestone events, shall be made by deposit of US Dollars in the requisite amount to such bank account as Licensor may from time to time designate by advance written notice to Coronado. Conversion of sales or expenses recorded in local currencies to Dollars will be performed in a manner consistent with Coronado’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates. Based on the resulting Net Sales in US Dollars, the then applicable royalties/payment in the nature of royalties shall be calculated.

5.10         Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a rate equal to the lesser of (a) US dollar one-month LIBOR plus 500 basis points, or (b) the maximum rate permissible under applicable Law. Accrual and payment of interest shall not be deemed to excuse or cure breaches of contract arising from late payment or nonpayment.

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5.11         Taxes. All amounts due hereunder exclude all applicable sales, use, and other taxes and duties, and Coronado shall be responsible for payment of all such taxes (other than taxes based on Licensor’s income) and duties and any related penalties and interest, arising from the payment of amounts due under this Agreement. The Parties agree to cooperate with one another and use Commercially Reasonable Efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, payments in the nature of royalties, milestone payments, and other payments made by Coronado to Licensor under this Agreement. To the extent Coronado is required to withhold taxes on any payment to Licensor, Coronado shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Licensor official receipts issued by the appropriate taxing authority and/or an official tax certificate, or such other evidence as Licensor may reasonably request, to establish that such taxes have been paid. Licensor shall provide Coronado any tax forms that may be reasonably necessary in order for Coronado to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Licensor shall use Commercially Reasonable Efforts to provide any such tax forms to Coronado at least 45 days before the due date for any payment for which Licensor desires that Coronado apply a reduced withholding rate. Each Party shall provide the others with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. Licensor shall indemnify and hold Coronado harmless from and against any penalties, interest or other tax liability arising from any failure by Coronado (at the express request of Licensor) to withhold or by reduction (at the express request of Licensor) in its withholding.

ARTICLE VI
Inventions and Patents

6.1           Patent Prosecution and Maintenance.

(a)          Patents. Licensor shall have primary responsibility for, and use Commercially Reasonable Efforts to pursue, the filing, prosecution, and maintenance of the Licensor Patents. Coronado will reimburse the reasonable out-of-pocket expenses incurred by Licensor in filing, prosecuting and maintaining the Licensor Patents in the Territory; provided that Coronado agreed in advance to the general scope of work for which the expenses relate in accordance with an agreed upon annual budget, to be negotiated in good faith by the parties within thirty days after the Effective Date and within thirty days after each anniversary thereof; provided that the budget will be adjusted in good faith by the Parties if any unforeseen events occur which would reasonably require additional expenditure in excess of the agreed annual budget. Licensor and its chosen patent counsel shall take all actions reasonably requested by Coronado and its patent counsel in connection with Licensor’s obligations under this Section 6.1(a) with respect to filing, prosecution, and maintenance, including without limitation, facilitating and permitting direct communication with Coronado and its patent counsel.

(b)          Liaising. Licensor shall keep Coronado informed of material actions with respect to the filing and prosecution of Licensor Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in a timely manner, and shall reasonably consider the advice of Coronado and its patent counsel, and Licensor will authorize its patent counsel to speak directly with Coronado and its counsel.

(c)          Election Not to File/Prosecute/Maintain Licensor Patents. If Licensor provides Coronado with written notification that it will no longer support or pursue the filing, prosecution, or maintenance of a specified Licensor Patent in a particular country, then (A) Licensor’s responsibility for such filing, prosecution, or maintenance of such Licensor Patent in such country, and the fees and costs related thereto, will terminate on the date sixty (60) calendar days after Coronado’s receipt of such written notice from Licensor, and (B) Coronado shall have the right, upon written notice to Licensor given during such sixty (60) calendar day period, to assume control of, and responsibility for, the filing, prosecution, or maintenance of such Licensor Patent in such country, at Coronado’s expense. In such event, Coronado will no longer owe any royalties on account of such patents (on a country-by-country basis) and they shall no longer be deemed Licensor Patents.

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6.2           Certification under Drug Price Competition and Patent Restoration Act. Each of Licensor and Coronado shall immediately give written notice to the other of any certification of which they become aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Licensor Patents covering a Compound or a Licensed Product, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale in the US of a Licensed Product by a Third Party.

6.3           Listing of Patents. Coronado shall have the sole right to determine which of the Licensor Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations publication pursuant to 21 U.S.C. Section 355, or any successor Law in the United States, together with any comparable Laws in any other country in the Territory. Licensor will co-operate with Coronado to list any of said Licensor Patents.

6.4           Enforcement of Patents.

(a)          Notice. If either Party becomes aware of (i) any actual, potential, or alleged infringement of any of the rights to Licensor Patents granted to Coronado under this Agreement with respect to Licensed Products or (ii) a Paragraph IV Certification (each of subclauses (i) and (ii), an “Infringement”) and, such Party shall give to the other Party prompt and reasonably detailed written notice of such actual, potential, or alleged infringement. Notwithstanding the foregoing, each Party shall notify the other Party within two (2) Business Days of its receipt of, or receipt of notice of, any Paragraph IV Certification.

(b)          Right to Bring an Action for Licensor’s Patents. If such Infringement is in one or more of the Major Markets in respect of Licensor Patents, Licensor shall have the right to attempt to resolve such Infringement, including by filing an infringement suit, defending against or bringing a declaratory judgment action as to such claim or taking other similar action (each, “initiation” of an “Action”) and (subject to Section 6.4(d)) to compromise or settle such infringement or claim. Coronado may, in its sole discretion and at its expense, join in any such Action and in such case shall reasonably cooperate with Licensor. If Licensor does not intend to initiate an Action, Licensor shall promptly inform Coronado. If Licensor does not initiate an Action with respect to such an infringement or claim within 180 days following notice thereof, Coronado shall have the right to attempt to resolve such infringement, misappropriation or claim, including by initiating an Action, and (subject to Section 6.4(d)) to compromise or settle such infringement, misappropriation or claim. At Coronado’s request, Licensor shall immediately provide Coronado with all relevant documentation (as may be requested by Coronado) evidencing that Coronado is validly empowered by the Licensor to initiate an Action. Licensor shall be under the obligation to join Coronado in its Action if Coronado determines that this is necessary to demonstrate “standing to sue.” The Party initiating such Action shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 6.4. If a Party initiates an Action but then elects not to pursue the Action, the other Party shall have the right (but not the obligation) to take over the Action, in which case the second Party shall be deemed to have been the initiating Party.

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(c)          Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article IX and subject to Section 6.4(f), each Party involved in an Action under Section 6.5(b) shall pay its own costs and expenses incurred in connection with such Action.

(d)          Settlement. No Party shall settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Action by admitting that any Licensor Patent is to any extent invalid or unenforceable without the other Party’s prior written consent, and, in the case of Licensor, Licensor may not settle or otherwise compromise (or resolve by consent to the entry of judgment upon) an Action in a way that adversely affects or would be reasonably expected to adversely affect any of Coronado’s rights or benefits hereunder with respect to any Licensor Technology or any Licensed Product, without Coronado’s prior written consent.

(e)          Reasonable Assistance. Each Party (if it is not the Party enforcing or defending Licensor’s Patent Rights) shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees and consultants available, subject to the other Party’s reimbursement of any reasonable out-of-pocket expenses incurred on an on-going basis by the non-enforcing or non-defending Party in providing such assistance.

(f)          Distribution of Amounts Recovered. Any amounts recovered by the Party initiating an Action pursuant to this Section 6.4, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Party initiating such Action for any costs incurred; (ii) to reimburse the Party not initiating such Action for its costs incurred in such Action, if it joins (as opposed to taking over) such Action; and (iii) the remaining amount of such recovery shall (A) if Coronado initiated the Action, the remainder shall be allocated to Coronado and the portion thereof attributable to “lost sales” shall be deemed to be Net Sales for the Calendar Quarter in which the amount is actually received by Coronado and Coronado shall pay to Licensor a royalty on such portion based on the royalty rates set forth in Section 5.4(a), and the portion thereof not attributable to “lost sales” shall be allocated to Coronado and (B) if Licensor initiated the Action, the remainder shall be allocated to Coronado and the portion thereof attributable to “lost sales” shall be deemed to be Net Sales for the Calendar Quarter in which the amount is actually received by Coronado and Coronado shall pay to Licensor a royalty on such portion based on the royalty rates set forth in Section 5.4(a), and the portion thereof not attributable to “lost sales” shall be allocated to 50% to Licensor and 50% to Coronado.

6.5           Third Party Actions Claiming Infringement.

(a)          Notice. If either Licensor or Coronado becomes aware of any Third Party Action, such Party shall promptly notify the other of all details regarding such claim or action that is reasonably available to such Party.

(b)          Right to Defend. Coronado shall have the right, at its sole expense, but not the obligation, to defend a Third Party Action described in Section 6.5(a) and (subject to Section 6.5(f)) to compromise or settle such Third Party Action. If Coronado declines or fails to assert its intention to defend such Third Party Action within 40 days of receipt/sending of notice under Section 6.5(a), then Licensor shall have the right, at its sole expense, to defend such Third Party Action and (subject to Section 6.5(f)) to compromise or settle such Third Party Action. The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action.

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(c)          Consultation. The Party defending a Third Party Action pursuant to Section 6.5(b) shall be the “Controlling Party”. The Controlling Party shall consult with the non-Controlling Party, pursuant to an appropriate joint defense or common interest agreement, on all material aspects of the defense. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. The non-Controlling Party will be entitled to join the Third Party Action and be represented by independent counsel of its own choice at its own expense.

(d)          Appeal. In the event that a judgment in a Third Party Action is entered against either Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal. In the event the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the non-Controlling Party to take whatever action may be necessary) before the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost and expense. If applicable Law requires the other Party’s involvement in an appeal, the other Party shall be a nominal party in the appeal and shall provide reasonable cooperation to such Party at such Party’s expense.

(e)          Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article IX, the Controlling Party shall pay all costs and expenses associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Third Party Action (as provided in the last sentence of Section 6.6(c)).

(f)          No Settlement without Consent. Neither Licensor or Coronado shall settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Third Party Action by admitting that any Licensor Patent is to any extent invalid or unenforceable or that any Licensed Product, or its use, Development, importation, manufacture or sale infringes such Third Party’s intellectual property rights, in each case without the other Party’s prior written consent, and, in the case of Licensor, Licensor may not settle or otherwise compromise (or resolve by consent to the entry of judgment upon) a Third Party Action in a way that adversely affects or would be reasonably expected to adversely affect Coronado’s rights and benefits hereunder with respect to any Licensor Technology or any Licensed Product, without Coronado’s prior written consent.

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ARTICLE VII
CONFIDENTIALITY

7.1           Confidentiality Obligations. The Parties agree that, for the Term and for five (5) years thereafter, each Party will keep completely confidential and will not disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information of the other Party.

7.2           Authorized Disclosure. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

(a)          made in response to a valid order of a court of competent jurisdiction; provided, however, that in each case such disclosing Party will, to the extent reasonably practicable, (i) first have given written notice to the other Party and given such other Party a reasonable opportunity to take appropriate action and (ii) cooperate with such other Party as necessary to obtain an appropriate protective order or other protective remedy or treatment; provided, further, that in each case, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order, as determined in good faith by counsel to the Party that is obligated to disclose Confidential Information pursuant to such order;

(b)          otherwise required to be disclosed by any applicable law, rule, or regulation (including, without limitation, the U.S. federal securities laws and the rules and regulations promulgated thereunder) or the requirements of any stock exchange to which a Party is subject; provided, however, that the Party that is so required will provide such other Party with written notice of such disclosure reasonably in advance thereof to the extent reasonably practicable and reasonable measures will be taken to assure confidential treatment of such information, including such measures as may be reasonably requested by the disclosing Party with respect to such Confidential Information;

(c)          made by such Party, in connection with the performance of this Agreement, to such Party’s Affiliates, licensees or sublicensees, directors, officers, employees, consultants, representatives or agents, or to other Third Parties, in each case on a need to know basis and solely to use such information for business purposes relevant to and permitted by this Agreement, and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations no less than substantially as restrictive as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations; or

(d)          made by such Party to existing or potential acquirers, existing or potential collaborators, licensees, licensors, sublicensees, investment bankers, accountants, attorneys, existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for use of such information for business purposes relevant to this Agreement or for due diligence in connection with the financing, licensing or acquisition of such Party (or such Party’s acquisition of, or merger with, a Third Party), and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations (or in the case of attorneys or accountants, an equivalent professional duty of confidentiality) at least as restrictive as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations.

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7.3           Publicity. The Parties acknowledge that each Party may desire or be required to issue press a release or to make other public disclosures relating to the execution of this Agreement, including certain material terms of this Agreement.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press release or other public disclosures announcing the execution of this Agreement prior to the issuance thereof and obtain the other Party’s consent therefor, provided that a Party may not unreasonably withhold consent to such release, and that either Party may issue such press release as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations. (Provided, that no Party shall use the trademark or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, except as may be required by Law or required by the rules of an applicable US national securities exchange or except with the prior express written permission of such other Party, such permission not to be unreasonably withheld.)  Notwithstanding the above, once a public disclosure has been made, either Party shall be free to disclose to third parties any information contained in said public disclosure, without further pre-review.  Additionally, Licensor will not disclose any terms publicly that have not been disclosed by Coronado as part of its SEC filing requirements, it is acknowledged by Licensor that Coronado will be filing for confidential treatment of certain terms of this Agreement.  Following the initial press release described above, Licensor agrees to refrain from issuing press releases relating to the Licensed Products without receiving prior approval of Coronado, except as may be consistent with a Coronado press release covering the same subject matter.

7.4           Publications. Neither Party shall publish any information relating to the Licensed Products without the written consent of the other Party (which consent not to be unreasonably withheld or delayed), unless such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of Licensor or otherwise not in violation of this Agreement. Notwithstanding the foregoing, this provision shall not apply to the submission of abstracts for presentation at conferences nor the final posters or presentations at such conferences. Coronado will use reasonable efforts to provide advance draft copies of these abstracts, posters or presentations. Neither Party will submit any abstract or present in poster, abstract or oral presentation form at any conference in the other Party’s Territory without the written consent of the other Party.

ARTICLE VIII
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1           Representations and Warranties. (a) Coronado represents and warrants to Licensor, and (b) Licensor represents and warrants to Coronado, in each case as of the Effective Date:

(a)          Such Party is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation;

(b)          Such Party has all right, power and authority to enter into this Agreement, and to perform its obligations under this Agreement;

(c)          Such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

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(d)          This Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and by general equitable principles;

(e)          The execution, delivery and performance of this Agreement by such Party does not and will not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound;

(f)          All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement by such Party have been obtained; and the execution, delivery and performance of this Agreement by such Party does not and will not violate any Law of any Governmental Body having authority over such Party;

(g)          No person or entity has or will have, as a result of the execution and delivery of or as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act by such Party or its Affiliates, agents or Sublicensees; and

(h)          No agreement between it and any Third Party is in conflict with the rights granted to any other party pursuant to this Agreement.

8.2           Additional Representations and Warranties of Licensor. Licensor represents and warrants to Coronado as of the Effective Date that:

(a)          No consent by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement by Licensor or the consummation by Licensor of the transactions contemplated hereby;

(b)          The Licensor Technology is wholly-owned by Licensor, free and clear of all mortgages, pledges, charges, liens, equities, security interests, shop rights, or other encumbrances or similar agreements, or any other obligation;

(c)          To Licensor’s knowledge, no claims have been asserted or threatened by any Person (i) challenging the validity, effective status, or ownership of Licensor Technology, and/or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Licensor Technology infringes or will infringe on any intellectual property right of any Person; and no such claims have been asserted or are threatened;

(d)           To Licensor’s knowledge, the Licensor Patents are subsisting and are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;

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(e)          Licensor and its Affiliates have taken all reasonable actions necessary or appropriate to preserve the confidentiality of all trade secrets, proprietary and other confidential information material to Licensor Technology;

(f)          Neither Licensor nor any Affiliate thereof is aware of any Third Party activities which would constitute misappropriation or infringement of any Licensor Technology

(g)          The Licensor Patents constitute all Patent Rights owned or Controlled by Licensor that pertain directly and particularly to the research, Development, manufacture, use and Commercialization of the Licensed Products; and

(h)          To Licensor’s knowledge, no Third Party has filed, pursued or maintained or threatened in writing to file, pursue or maintain any claim, lawsuit, charge, complaint or other action alleging that any Licensor Technology is invalid or unenforceable.

8.3           Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, INCLUDING SECTIONS 8.1 AND 8.2, AS APPLICABLE, THE PARTIES MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OR AS TO THE SUCCESS OR LIKELIHOOD OF SUCCESS OF THE RESEARCH, DEVELOPMENT OR COMMERCIALIZATION OF THE COMPOUND OR LICENSED PRODUCT UNDER THIS AGREEMENT.

ARTICLE IX
INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

9.1           Indemnification by Coronado. Coronado shall indemnify, defend and hold Licensor and its Affiliates, and each of their respective employees, officers, directors and agents (the “Licensor Indemnitees”) harmless from and against any and all actions, judgments, settlements, liabilities, damages, penalties, fines, losses, costs and expenses (including reasonable attorneys’ fees and expenses) to the extent arising out of any Third Party claim, demand, action or other proceeding (each, a “Claim”) arising out of (a) Coronado’s performance of its obligations or exercise of its rights under this Agreement; or (b) breach by Coronado of its representations and warranties set forth in Article VIII; provided, however, that Coronado’s obligations pursuant to this Section 9.1 shall not apply (x) to the extent such claims or suits result from the gross negligence or willful misconduct of any of the Licensor Indemnitees, or (y) with respect to claims or suits arising out of breach by Licensor of this Agreement, including without limitation of its or their representations and warranties set forth in Article VIII.

9.2           Indemnification by Licensor. Licensor shall indemnify, defend and hold Coronado and its Affiliates and each of their respective agents, employees, officers and directors (the “Coronado Indemnitees”) harmless from and against any and all actions, judgments, settlements, liabilities, damages, penalties, fines, losses, costs and expenses (including reasonable attorneys’ fees and expenses) to the extent arising out of any and all Claims arising out of (a) Licensor’s performance of its obligations or exercise (by it or its Affiliates) of its or their rights under this Agreement; or (b) breach by Licensor of its representations and warranties set forth in Article VIII; provided, however, that Licensor’s obligations pursuant to this Section 9.2 shall not apply (x) to the extent that such claims or suits result from the gross negligence or willful misconduct of any of the Coronado Indemnitees or (y) with respect to claims or suits arising out of a breach by Coronado of this Agreement, including without limitation its representations and warranties set forth in Article VIII.

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9.3           Procedure.

(a)          The Party or other Person intending to claim indemnification under this Article IX (an “Indemnified Party”) shall promptly notify the opposed Party (the “Indemnifying Party”) of any Claim in respect of which the Indemnified Party intends to claim such indemnification (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency), and the Indemnifying Party shall assume the defense thereof (with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party) whether or not such Claim is rightfully brought; provided, however, that an Indemnified Party shall have the right to retain its own counsel and to participate in the defense thereof, with the fees and expenses to be paid by the Indemnified Party unless the Indemnifying Party does not assume the defense or unless a representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to the actual or potential differing interests between them, in which case the reasonable fees and expenses of counsel retained by the Indemnified Party shall be paid by the Indemnifying Party. (Provided, that in no event shall the Indemnifying Party be required to pay for more than one separate counsel no matter the number or circumstances of all Indemnified Parties.)

(b)          If the Indemnifying Party shall fail to timely assume the defense of and reasonably defend such Claim, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the fees and expenses of counsel retained by the Indemnified Party.

(c)          The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. Also, if the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall have the right to settle such Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person by an Indemnified Party, no requirement that the Indemnified Party admit negligence, fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

(d)          The Indemnified Party, and its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim.

(e)          Regardless of who controls the defense, each Party hereto shall reasonably cooperate in the defense as may be requested.

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9.4           Expenses. As the Parties intend complete indemnification, all costs and expenses of enforcing any provision of this Article IX shall also be reimbursed by the Indemnifying Party..

9.5           Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF A BREACH OF THIS AGREEMENT, PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 9.1 AND 9.2, A PARTY’S OR ITS AFFILIATES DIRECT OR INDIRECT VIOLATION OF THE SCOPE OF EXCLUSIVE RIGHTS GRANTED TO LICENSEE HEREUNDER OR EITHER PARTY’S LIABILITY FOR A BREACH OF ARTICLE VII.

9.6           Insurance. Coronado shall carry and maintain insurance of the types and in amounts which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities. Such insurance will insure against all liability, including but not limited to, bodily injury or property damage arising out of the manufacture, sale, distribution, marketing, Development or Commercialization of Products. Such insurance shall include commercial general liability insurance, including product liability insurance, which coverage shall have limits of liability which are commercially reasonable for the U.S. pharmaceutical industry. Such coverage shall be maintained by Coronado for not less than three (3) Calendar Years following expiration or termination of this Agreement or if such coverage is of the “claims made” type, for five (5) Calendar Years following expiration or termination of this Agreement. Upon written request from Licensor, Coronado shall promptly provide written evidence (e.g., certificates) of such insurance that is reasonably satisfactory to Licensor.

ARTICLE X
TERM AND TERMINATION

10.1         Term and Expiration. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article X, shall continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis until the Royalty Term in such country with respect to such Licensed Product expires, at which time this Agreement shall expire in its entirety with respect to such Licensed Product in such country. (The “Term” shall mean the period from the Effective Date until the earlier of termination of this Agreement as provided in this Article X or expiration of this Agreement upon the expiration of the last-to-expire Royalty Term.) The Parties confirm that subject to the foregoing sentence, this Agreement shall not be terminated or invalidated by any future determination that any or all of the Licensor Patents have expired or been invalidated.

10.2         Termination upon Material Breach. If a Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and, if desired, stating its intention to terminate this Agreement if such breach is not cured. If such breach is not capable of being cured, or is capable of being cured but nonetheless has not within 60 days after the receipt of such notice been cured, then the Party not in default shall (in addition to and not in lieu of all other available rights and remedies) be entitled to at its option either (a) terminate this Agreement immediately by written notice to the other Party, or (b) continue this Agreement in full force and effect and seek any legal or equitable remedies that the non-breaching Party may have. Notwithstanding the foregoing provisions, in the event of a good-faith dispute as to whether any alleged breach is in fact a breach, termination under this Section 10.2 in respect of such alleged breach shall not take effect unless and until (y) such dispute is finally resolved (by the final unappealable decision of a court or arbitrator or otherwise) in favor of the Party alleging the breach or (z) the breaching Party’s denial that the alleged breach is in fact a breach ceases to be in good faith. In case of a breach of an obligation to pay money, which obligation to pay is not disputed in good faith, the cure period shall be 15 days instead of 60 days. The Parties agree that any failure by Coronado to pay when due 100% of such portion of any amount of money owing from Coronado to Licensor that is not disputed in good faith by Coronado (subject to the 15-day cure period) shall conclusively be deemed to constitute a “material” breach.

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10.3         Termination for Bankruptcy. Licensor may terminate this Agreement immediately upon written notice to Coronado in the event that Coronado has a petition in bankruptcy filed against it that is not dismissed within 60 days of such filing, files a petition in bankruptcy, or makes an assignment for the benefit of creditors. If Coronado has before such filing or such assignment entered into a written Sublicense which complies with Section 2.2, then the Sublicensee thereunder shall have the right to, by but only by delivering to Licensor within 30 days after such termination a written election to do so and a written assumption of all of Coronado’s past and future obligations, liabilities and duties under this Agreement, convert its Sublicense into a direct of license from Licensor of the same technology, for the same field and for the same territory, as had been provided for in the Sublicense and otherwise on the same terms and conditions as are set forth in this Agreement as if such Sublicensee were Coronado hereunder. Coronado may terminate this Agreement immediately upon written notice to Licensor in the event that Licensor has a petition in bankruptcy filed against it that is not dismissed within 60 days of such filing, files a petition in bankruptcy, or makes an assignment for the benefit of creditors.

10.4         Effects of Termination/Expiration.

(a)          Articles I (Definitions), VII (Confidentiality), IX (Indemnification; Limitation of Liability; Insurance) and XI (Miscellaneous Provisions) and Sections 5.7 (Royalty Reports and Records Retention), 5.8 (Audits), 5.10 (Late Payments), 5.11 (Taxes) and 10.4 (Effects of Termination/Expiration) hereof shall survive the expiration or termination of this Agreement for any reason. In addition, upon termination of this Agreement by Coronado pursuant to Sections 10.2, then Section 6.5 (Third Party Actions Claiming Infringement) shall survive the expiration or termination of this Agreement. In addition, upon termination of this Agreement by Licensor pursuant to Sections 10.2, then Section 2.3 (Grantback License) shall survive the expiration or termination of this Agreement.

(b)          Termination or expiration of this Agreement shall not relieve the Parties of any liability that accrued hereunder before the effective date of such termination or expiration. In addition, termination or expiration of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(c)          In the event of termination by Coronado pursuant to Section 10.2, the licenses granted to Coronado hereunder shall continue in effect but become fully paid-up, royalty-free, transferable (to the extent not transferable previously), perpetual and irrevocable.

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(d)          Upon termination of this Agreement at any time for any reason by Licensor, each Sublicense validly granted hereunder which is in good standing as of the effective date of such termination shall continue in effect as a direct license between Licensor and Sublicensee (as licensee), provided that: (i) such Sublicense complied with Section 2.2, (ii) within 30 days of a request by Licensor, Sublicensee shall provide a written acknowledgement that all payment and other obligations previously payable to Licensee under such Sublicense shall thereafter be payable and due, and be paid directly to Licensor and (iii) the Sublicensee is not a party to a proceeding in bankruptcy or insolvency filed by or against such Sublicensee, and has not made a general assignment for the benefit of its creditors. All other sublicenses in existence as of the effective date of the termination of this Agreement which fail to satisfy the foregoing conditions shall, upon such termination, terminate.

(e)          In the event of termination by Licensor pursuant to Section 10.2, the licenses granted to Coronado hereunder shall terminate, and Coronado shall: (i) transfer to Licensor all Regulatory Filings Controlled by Coronado that are related solely to the Licensed Products; and (ii) Coronado shall grant to Licensor a worldwide, royalty-bearing exclusive license under the Coronado Technology to make, use, sell, offer for sale, use and import Licensed Products, provided that the transfer of Regulatory Filings and license shall be contingent upon Coronado and Licensor entering into a written agreement setting forth reasonable royalties and milestone payments to be paid by Licensor to Coronado with respect to the Coronado Technology and Regulatory Filings, the amounts of which shall reflect the stage of Licensed Product development at the time of termination.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1         Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. No Party shall have any right or authority to commit or legally bind any other Party in any way whatsoever including, without limitation, the making of any agreement, representation or warranty and each Party agrees to not purport to do so.

11.2         Assignment. Neither Party may assign this Agreement, or any of its rights or obligations hereunder without the other Party’s prior written consent, provided that (X) neither Party will unreasonably withhold, condition, or delay any such consent sought by the other Party; and (Y) each Party will, notwithstanding anything to the contrary, be entitled, without the other Party’s prior written consent, to assign or transfer this Agreement: (i) in connection with the transfer or sale of all or substantially all of such Party’s assets or business (or that portion thereof related to the subject matter of this Agreement), (ii) in the event of such Party’s merger, consolidation, reorganization, change of control or similar transaction, or (iii) to an Affiliate of such Party. Any permitted assignee of either Party will, as a condition to such assignment, assume all obligations of its assignor arising under this Agreement following such assignment. Any purported assignment by a Party of this Agreement, or any of such Party’s rights or obligations hereunder, in violation of this Section 11.2 will be void ab initio.

11.3         Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

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11.4         Force Majeure. No Party shall be liable to any other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement (other than obligations for the payment of money) for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other like reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable, and the time for performance shall be extended for a number of days equal to the duration of the force majeure.

11.5         Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter (provided, that any and all previous nondisclosure/nonuse obligations are not superseded and remain in full force and effect in addition to the nondisclosure/nonuse provisions hereof). Each Party acknowledges that it has not relied, in deciding whether to enter into this Agreement on this Agreement’s expressly stated terms and conditions, on any representations, warranties, agreements, commitments or promises which are not expressly set forth within this Agreement. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

11.6         Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding application of any conflict of laws principles. Each Party (a) irrevocably submits to the exclusive jurisdiction in the United States District Court for the Southern District of New York located in New York, New York and any State courts sitting in New York, New York (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement, and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Courts do not have any jurisdiction over such Party.

11.7         Arbitration of Certain Disputes.

(a)          Application. Notwithstanding the provision for settling disputes set forth in Section 11.6, with respect to any disputes relating to the determination of royalties and milestones due hereunder, whether a Milestone Event has been achieved under Article 5 or any valuation of components or products under Section 1.34, such dispute shall be resolved according to the procedure set forth in this Section 11.7 at the request of either Party rather than the procedure set forth in Section 11.6. Such disputes shall be resolved by binding arbitration by one (1) neutral arbitrator, mutually acceptable to the Parties, that is an expert in the commercialization of pharmaceutical therapeutics. If the Parties are unable to agree within thirty (30) days upon a mutually acceptable arbitrator, the arbitrator shall be a person with the qualifications described in the preceding sentence selected by the chief executive of Judicial Arbitration and Mediation Services.

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(b)          Procedure. For arbitration of disputes subject to this Section 11.7, each Party shall provide to the other Party such documents as the arbitrator may direct (after consulting with both Parties), which shall include, at a minimum, any such documents necessary to establish any facts in dispute. Each Party shall prepare a written brief not to exceed twenty (20) pages that details the relevant facts, and how the facts support their position, and makes a specific proposal for the resolution of the dispute. The arbitrator shall pick the proposal of one of the Parties, without change, as the final decision of the arbitrator. The arbitrator shall not have the right to vary any of the terms in the proposal of either Party before adopting his or her decision. The place of arbitration shall be New York, New York. The language of the arbitral proceedings and of all submissions and written evidence shall be English. The arbitrator shall issue an award within three (3) months of the submission of the request for arbitration. This time limit may be extended by agreement of the Parties or by the arbitrator if necessary. The decision of the arbitrator will be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The costs of the arbitration, including administrative and arbitrator's fees, will be shared equally by the Parties. Each Party will bear the cost of its own attorneys' fees and expert witness fees. All proceedings and decisions of the arbitration shall be deemed Confidential Information of each of the Parties.

11.8         Notices and Deliveries. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by prepaid express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by the notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to Coronado, addressed to:

Coronado Biosciences, Inc.
3 Columbus Circle, 15th Floor

New York, NY 10019

Attention: Lindsay A. Rosenwald

If to Licensor, addressed to:

NeuPharma, Inc.

1175 Chess Dr, Ste 206

Foster City, CA 94404

Attention: Shawn Qian

11.9         Waiver. No waiver of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of the waiving Party. A waiver by a Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.

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11.10         Rights and Remedies are Cumulative. Except to the extent expressly set forth herein, all rights, remedies, undertakings, obligations and agreements contained in or available upon violation of this Agreement shall be cumulative and none of them shall be in limitation of any other remedy or right authorized in law or in equity, or any undertaking, obligation or agreement of the applicable Party.

11.11         Severability. This Agreement is severable. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be to any extent prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement (or of such provision). The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.12         Third Party Beneficiaries. Except for the rights of Indemnified Parties pursuant to Article IX hereof and the rights of Sublicensees set forth in Sections 10.2 and 10.4(c), the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person, including without limitation Sublicensees.

11.13         No Implied License. No right or license is granted to Coronado hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by Licensor or its Affiliates, except by an express license granted hereunder. No right or license is granted to Licensor hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by Coronado or its Affiliates, except by an express license granted hereunder.

11.14         No Right of Set-Off. Except as expressly provided in Section 5.7(b) of this Agreement, Coronado shall not have a right to set-off any royalties, milestones or other amount due to Licensor under this Agreement against any damages incurred by Coronado for a breach by Licensor of this Agreement.

11.15         Equitable Relief. Each Party recognizes that the covenants and agreements herein and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other Party, that the other Party would not have entered into this Agreement in the absence of such covenants and agreements and the assurance of continued performance as set forth in this Agreement, and that a Party’s breach or threatened breach of such covenants and agreements may cause the opposed Party irreparable harm and significant injury, the amount of which will be extremely difficult to estimate and ascertain, thus potentially making any remedy at law or in damages inadequate. Therefore, each Party agrees that an opposed Party shall be entitled to seek specific performance, an order restraining any breach or threatened breach of Article VII and all other provisions of this Agreement, and any other equitable relief (including but not limited to temporary, preliminary and/or permanent injunctive relief). This right shall be in addition to and not exclusive of any other remedy available to such other Party at law or in equity.

11.16         Interpretation. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a Party because that Party or its attorney drafted the provision.

33

11.17         Construction. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require.

11.18         Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (.pdf) copy of this Agreement, including the signature pages, will be deemed an original.

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IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written.

CORONADO BIOSCIENCES, INC.

By:	/s/ Michael Weiss

Name:	Michael Weiss

Title:	Executive Vice Chairman

NEUPHARMA, INC.

By:	/s/ Shawn Qian

Name:	Shawn Qian

Title:	President & CEO

Signature Page to License Agreement between NeuPharma, Inc. and Coronado Biosciences, Inc.

Schedule 1

Compounds

*

* Confidential material redacted and filed separately with the Commission.

Schedule 2

Licensor Know-How

Licensor Know-How includes the following data and procedures related to the Compound, as follows:

1.     *

2.     *

3.     *

4.     *

5.     *

6.     *

7.     *

8.     *

9.     *

* Confidential material redacted and filed separately with the Commission.

Schedule 3

Licensor Patent Rights

Case No.	Title	Country	Status	Application No.	Filing Date	Publication No.	Publication Date
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*

* Confidential material redacted and filed separately with the Commission.